The New York Times Company Reports First-Quarter 2024 Results

NEW YORK, May 8, 2024 – The New York Times Company (NYSE: NYT) announced today first-quarter 2024 results.
Key Highlights
•The Company added approximately 210,000 net digital-only subscribers compared with the end of the fourth quarter of 2023, driven largely by bundle and multiproduct subscriber additions
•Total digital-only average revenue per user (“ARPU”) increased 1.9 percent year-over-year to $9.21 primarily as a result of subscribers graduating from promotional to higher prices and price increases on tenured non-bundled subscribers
•Growth in both digital subscribers and ARPU drove a year-over-year increase in digital subscription revenues of 13.2 percent
•Digital advertising revenues increased 2.9 percent year-over-year largely as a result of higher revenues from display advertising at The Athletic and creative services, partially offset by lower revenue from display advertising at The New York Times Group “NYTG” and podcast advertising
•Other revenue increased 7.6 percent year-over-year as a result of higher licensing and Wirecutter affiliate referral revenues, partially offset by lower books, television, and film revenues
•Operating costs increased 2.4 percent year-over-year and adjusted operating costs (defined below) increased 2.2 percent, largely as a result of higher journalism and product development costs, partially offset by lower general and administrative and sales and marketing costs
•Operating profit increased 73.2 percent year-over-year to $48.3 million, while adjusted operating profit (defined below) increased 40.9 percent year-over-year to $76.1 million, primarily as a result of higher digital subscription and other revenues, partially offset by higher adjusted operating costs and lower advertising revenues
•Operating profit margin for the quarter was 8.1 percent and adjusted operating profit margin (defined below) was 12.8 percent, a year-over-year increase of approximately 320 basis points
•Diluted earnings per share for the quarter was $.24, an $.11 increase year-over-year and adjusted diluted earnings per share (defined below) was $.31, a $.12 increase year-over-year

Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, "2024 is off to a strong start, as our results reflect the power of our strategy to be the essential subscription for every curious person seeking to understand and engage with the world, and as our world-class news and lifestyle products continue to attract huge and deeply engaged audiences. Our first quarter financial performance illustrates that our news-based, multi-product, multi-revenue subscription strategy continues to work as designed, and is on track to drive continued growth in revenue and earnings as well as generate healthy free cash flow in 2024."

Summary of Quarterly Results
(In millions, except percentages, subscriber metrics (in thousands), ARPU and per share data)

	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Total subscribers(1)	10,550	10,360	10,080	9,880	9,730
Digital-only subscribers(1)	9,910	9,700	9,410	9,190	9,020
Digital-only subscribers quarterly net additions(1)	210	300	210	180	190
Total digital-only ARPU	$9.21	$9.24	$9.28	$9.15	$9.04
% change year-over-year	1.9%	3.5%	4.6%	3.6%	(1.0)%

Digital-only subscription revenues	$293.0	$288.7	$282.2	$269.8	$258.8
% change year-over-year	13.2%	7.2%	15.7%	13.0%	14.1%
Digital advertising revenues	$63.0	$107.7	$75.0	$73.8	$61.3
% change year-over-year	2.9%	(3.7)%	6.7%	6.5%	(8.5)%
Total revenues	$594.0	$676.2	$598.3	$590.9	$560.7
% change year-over-year	5.9%	1.3%	9.3%	6.3%	4.3%

Total operating costs(2)	$545.7	$547.2	$534.8	$535.1	$532.8
% change year-over-year(2)	2.4%	(4.8)%	7.7%	6.2%	0.3%
Adjusted operating costs(3)	$518.0	$522.3	$508.6	$498.7	$506.8
% change year-over-year	2.2%	(0.7)%	6.2%	4.0%	6.4%

Operating profit	$48.3	$129.0	$63.6	$55.8	$27.9
Operating profit margin %	8.1%	19.1%	10.6%	9.4%	5.0%
Adjusted operating profit (“AOP”) - NYTG(4)	$84.7	$158.4	$97.7	$100.0	$65.3
AOP margin % - NYTG(4)	15.2%	24.8%	17.3%	17.8%	12.3%
AOP - The Athletic(4)	$(8.7)	$(4.4)	$(7.9)	$(7.8)	$(11.3)
AOP(3)	$76.1	$154.0	$89.8	$92.2	$54.0
AOP margin %(3)	12.8%	22.8%	15.0%	15.6%	9.6%

Diluted earnings per share (“EPS”)	$0.24	$0.66	$0.32	$0.28	$0.13
Adjusted diluted EPS(3)	$0.31	$0.70	$0.37	$0.38	$0.19
Diluted shares	165.6	165.9	165.4	165.0	165.4
(1) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.
(2) Q1 2023 and Q2 2023 were recast to conform to the current presentation of total operating costs. See “Comparisons” for more details.
(3) Non-GAAP financial measure. See “Comparisons”, “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for more details.
(4) Q1 2023 was recast to reflect the Company’s updated bundle allocation methodology. See “Segment information” for more details.

Comparisons
Unless otherwise noted, all comparisons are for the first quarter of 2024 to the first quarter of 2023.
There was one additional day in the first quarter of 2024 compared with the first quarter of 2023 as a result of 2024 being a leap year.
Beginning with the third quarter of 2023, we have updated our presentation of operating costs to include operating items that are outside the ordinary course of our operations (special items). We recast operating costs for the prior periods in order to present comparable financial results. In connection with this change, we updated the definition of adjusted operating costs to exclude special items from operating costs. These changes did not have an impact on reported operating profit, adjusted operating profit or adjusted operating costs.
First quarter 2024 results included the following special item:
•$1.0 million of pre-tax litigation-related costs ($0.7 million or $0.0 per share after tax) in connection with a lawsuit against Microsoft Corporation and Open AI Inc. and various of its corporate affiliates alleging unlawful and unauthorized copying and use of the Company’s journalism and other content in connection with their development of generative artificial intelligence products (“Generative AI Litigation Costs”). Management determined to report Generative AI Litigation Costs as a special item beginning in the first quarter of 2024 because, unlike other litigation expenses, the Generative AI Litigation Costs arise from a discrete, complex and unusual proceeding and do not, in management’s view, reflect the Company’s ongoing business operational performance.
There were no special items in the first quarter of 2023.
This release refers to certain non-GAAP financial measures, including adjusted operating profit, adjusted operating costs, adjusted diluted EPS and free cash flow. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for more details, including a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Consolidated Results
Subscribers and Net Additions
The Company ended the first quarter of 2024 with approximately 10.55 million subscribers to its print and digital products, including approximately 9.91 million digital-only subscribers. Of the 9.91 million digital-only subscribers, approximately 4.55 million were bundle and multiproduct subscribers.
Compared with the end of the fourth quarter of 2023, there was a net increase of 210,000 digital-only subscribers.
Average Revenue Per User
Average revenue per user or “ARPU,” a metric we calculate to track the revenue generation of our digital subscriber base, represents the average revenue per digital subscriber over a 28-day billing cycle during the applicable quarter. For more information, please refer to the Supplemental Subscriber, ARPU and Subscriptions Revenues Information in the exhibits.
Total digital-only ARPU was $9.21 for the first quarter of 2024, an increase of 1.9 percent compared with the first quarter of 2023 driven primarily by subscribers graduating from promotional to higher prices and price increases on tenured non-bundled subscribers.
Subscription Revenues
Total subscription revenues increased 7.9 percent to $429.0 million in the first quarter of 2024. Subscription revenues from digital-only products increased 13.2 percent to $293.0 million due to an increase in bundle and multiproduct revenues and an increase in other single-product subscription revenues, partially offset by a decrease in news-only subscription revenues. Print subscription revenues decreased 2.0 percent to $136.0 million, primarily due to lower domestic home-delivery revenues.
Advertising Revenues
First-quarter 2024 total advertising revenues decreased 2.4 percent to $103.7 million while digital advertising revenues increased 2.9 percent and print advertising revenues decreased 9.5 percent.
Digital advertising revenues were $63.0 million, or 60.8 percent of total Company advertising revenues, compared with $61.3 million, or 57.7 percent, in the first quarter of 2023. Digital advertising revenues increased due to higher revenues from display advertising at The Athletic and creative services, partially offset by lower revenue from display advertising at NYTG and podcast advertising. Print advertising revenues decreased primarily due to declines in the media and entertainment and technology categories.
Other Revenues
Other revenues increased 7.6 percent to $61.3 million in the first quarter of 2024, primarily as a result of higher licensing and Wirecutter affiliate referral revenues, partially offset by lower books, television, and film revenues.
Total Revenues
In the aggregate, subscription, advertising and other revenues for the first quarter of 2024 increased 5.9 percent to $594.0 million from $560.7 million for the first quarter of 2023.

Operating Costs
Total operating costs increased 2.4 percent in the first quarter of 2024 to $545.7 million compared with $532.8 million in the first quarter of 2023. Operating costs in the first quarter of 2024 included Generative AI Litigation Costs of $1.0 million. Adjusted operating costs increased 2.2 percent to $518.0 million from $506.8 million in the first quarter of 2023.
Cost of revenue increased 3.3 percent to $316.9 million compared with $306.9 million in the first quarter of 2023 due mainly to higher compensation and benefits expenses and higher subscriber and advertiser servicing costs, partially offset by lower print production and distribution costs.
Sales and marketing costs decreased 2.8 percent to $65.1 million compared with $67.0 million in the first quarter of 2023 due mainly to lower marketing and promotion costs. Media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, decreased 6.0 percent to $29.9 million in the first quarter of 2024 from $31.8 million in the first quarter of 2023.
Product development costs increased 10.7 percent to $63.2 million compared with $57.1 million in the first quarter of 2023, primarily due to higher compensation and benefits expenses.
General and administrative costs decreased 2.8 percent to $78.8 million compared with $81.1 million in the first quarter of 2023, largely due to lower building operations and maintenance expenses and a favorable change in the fair market value adjustment related to stock-based awards.

Business Segment Results
We have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Refer to Segment Information in the exhibits for more information on these segment measures and a discussion of our bundle allocation methodology, which we updated on April 1, 2023.
The New York Times Group
NYTG revenues grew 4.6 percent in the first quarter of 2024 to $557.4 million from $532.8 million in the first quarter of 2023. Subscription revenues increased 7.3 percent to $401.4 million from $374.2 million in the first quarter of 2023, primarily due to growth in subscription revenues from digital-only products, partially offset by decreases in print subscription revenues. Advertising revenues decreased 4.0 percent to $98.0 million from $102.1 million in the first quarter of 2023, due to declines in print advertising revenues. Other revenues increased 2.6 percent in the first quarter of 2024 to $58.0 million from $56.5 million in the first quarter of 2023, due to higher Wirecutter affiliate referral revenues and licensing revenues, partially offset by lower book, television, and film revenues.
NYTG adjusted operating costs increased 1.1 percent in the first quarter of 2024 to $472.7 million from $467.5 million in the first quarter of 2023, primarily due to higher journalism and product development costs, partially offset by lower general and administrative and sales and marketing costs.
NYTG adjusted operating profit increased 29.8 percent to $84.7 million from $65.3 million in the first quarter of 2023. This was primarily the result of higher digital subscription and other revenues, partially offset by higher adjusted operating costs and lower print advertising revenues.
The Athletic
The Athletic revenues grew 33.0 percent in the first quarter of 2024 to $37.2 million from $28.0 million in the first quarter of 2023. Subscription revenues increased 18.2 percent to $27.6 million from $23.4 million in the first quarter of 2023, primarily due to growth in the number of subscribers with The Athletic. Other revenue increased to $3.8 million from $0.4 million in the first quarter of 2023, primarily due to an increase in licensing revenue from an Apple licensing deal. Advertising revenues increased 37.5 percent to $5.7 million from $4.2 million in the first quarter of 2023, primarily due to higher revenues from display advertising.
The Athletic adjusted operating costs increased 16.8 percent in the first quarter of 2024 to $45.9 million from $39.3 million in the first quarter of 2023. The increase was mainly due to higher product development, sales and marketing and journalism costs.
The Athletic adjusted operating loss decreased 23.2 percent to $8.7 million from $11.3 million in the first quarter of 2023. This was primarily the result of higher revenues, partially offset by higher adjusted operating costs.

Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the first quarter of 2024 was $8.4 million compared with $3.2 million in the first quarter of 2023. The increase was primarily a result of higher interest rates on cash and marketable securities.
Income Taxes
The Company had income tax expense of $15.2 million in the first quarter of 2024 compared with $9.4 million in the first quarter of 2023. The effective income tax rate was 27.4 percent in the first quarter of 2024 and 29.7 percent in the first quarter of 2023. The increase in income tax expense was primarily due to higher pre-tax income in the first quarter of 2024. The decrease in the effective income tax rate was primarily due to non-deductible items having a lower impact on the rate due to higher pre-tax income in the first quarter of 2024.
Earnings Per Share
Diluted EPS in the first quarter of 2024 was $.24 compared with $.13 in the same period of 2023. The increase in diluted EPS was primarily driven by higher operating profit and higher interest income. Adjusted diluted EPS was $.31 in the first quarter of 2024 compared with $.19 in the first quarter of 2023.
Liquidity
As of March 31, 2024, the Company had cash and marketable securities of $686.3 million, a decrease of $22.9 million from $709.2 million as of December 31, 2023.
The Company has a $350 million unsecured revolving line of credit. As of March 31, 2024, there were no outstanding borrowings under this credit facility, and the Company did not have other outstanding debt.
Net cash provided by operating activities in the first quarter of 2024 was $53.1 million compared with $50.7 million in the same period of 2023. Free cash flow in the first quarter of 2024 was $46.7 million compared with $44.7 million in the same period of 2023.
Shares Repurchases
During the quarter ended March 31, 2024, the Company repurchased 703,468 shares of its Class A Common Stock for an aggregate purchase price of approximately $32.4 million. As of May 3, 2024, approximately $213.0 million remains available and authorized for repurchases.
Capital Expenditures
Capital expenditures totaled approximately $7 million in the first quarter of 2024 compared with approximately $6 million in the first quarter of 2023. The increase in capital expenditures in 2024 was primarily driven by higher expenditures at the Company’s College Point, N.Y., printing and distribution facility, investments in technology to support strategic initiatives and improvements in the Company headquarters. The increase was partially offset by lower expenditures at a newsroom bureau.

Outlook
Below is the Company’s guidance for revenues and adjusted operating costs for the second quarter of 2024 compared with the second quarter of 2023.

The New York Times Company

Digital-only subscription revenues	increase 11 - 14%
Total subscription revenues	increase 6 - 8%

Digital advertising revenues	increase high-single-digits
Total advertising revenues	increase low-single-digits

Other revenue	flat to increase low-single-digits

Adjusted operating costs	increase 4 - 5%
The Company expects the following on a pre-tax basis in 2024:
•Depreciation and amortization: approximately $80 million
•Interest income and other, net: approximately $30 million, and
•Capital expenditures: approximately $40 million.

Conference Call Information
The Company’s first-quarter 2024 earnings conference call will be held on Wednesday, May 8, 2024, at 8:00 a.m. E.T.
A live webcast of the earnings conference call will be available at investors.nytco.com. Participants can pre-register for the telephone conference at https://dpregister.com/sreg/10187956/fc21280bdc, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers).
An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, May 22. The passcode is 9726570.

About The New York Times Company
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 10 million subscribers across a diverse array of print and digital products — from news to cooking to games to sports — The Times Company has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.

Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our subscriber base; our dependence on user and other metrics that are subject to inherent challenges in measurement; numerous factors that affect our advertising revenues, including market dynamics, evolving digital advertising trends and the evolution of our strategy; damage to our brand or reputation; risks associated with generative artificial intelligence technology; economic, market, geopolitical and public health conditions or other events; risks associated with the international scope of our business and foreign operations; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; risks associated with environmental, social and governance matters and any related reporting obligations; adverse results from litigation or governmental investigations; risks associated with acquisitions (including The Athletic), divestitures, investments and similar transactions; the risks and challenges associated with investments we make in new and existing products and services; risks associated with attracting and maintaining a talented and diverse workforce; the impact of labor negotiations and agreements; potential limits on our operating flexibility due to the nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; our ability to improve and scale our technical and data infrastructure; security incidents and other network and information systems disruptions; our ability to comply with laws and regulations with respect to privacy, data protection and consumer marketing and subscription practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims against us of intellectual property infringement; our ability to meet our publicly announced guidance and/or targets; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
This release refers to certain non-GAAP financial measures, including adjusted operating profit, defined as operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted operating profit margin, defined as adjusted operating profit divided by revenues; adjusted operating costs, defined as operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs and special items; adjusted diluted EPS, defined as diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items; and free cash flow, defined as net cash provided by operating activities less capital expenditures. Refer to “Reconciliation of Non-GAAP Financial Measures” in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures. Certain guidance is provided on a non-GAAP basis and not reconciled to the most directly comparable GAAP measure because we are unable to provide, without unreasonable effort, a calculation or estimation of amounts necessary for such reconciliation due to the inherent difficulty of forecasting such amounts.

Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Supplemental Subscriber, ARPU and Subscription Revenues Information
Segment Information
Reconciliation of Non-GAAP Financial Measures

Contacts:
Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
Investors:     Anthony DiClemente, 212-556-7661; anthony.diclemente@nytimes.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	First Quarter
	2024	2023	% Change
Revenues
Subscription(a)	$429,005	$397,542	7.9%
Advertising(b)	103,711	106,241	(2.4)%
Other(c)	61,299	56,956	7.6%
Total revenues	594,015	560,739	5.9%
Operating costs
Cost of revenue (excluding depreciation and amortization)	316,867	306,852	3.3%
Sales and marketing	65,134	67,034	(2.8)%
Product development	63,185	57,062	10.7%
General and administrative	78,815	81,051	(2.8)%
Depreciation and amortization	20,706	20,840	(0.6)%
Generative AI Litigation Costs	989	—	*
Total operating costs(1)	545,696	532,839	2.4%
Operating profit	48,319	27,900	73.2%
Other components of net periodic benefit (costs)/income	(1,051)	685	*
Interest income and other, net	8,387	3,173	*
Income before income taxes	55,655	31,758	75.2%
Income tax expense	15,238	9,437	61.5%
Net income	$40,417	$22,321	81.1%
Average number of common shares outstanding:
Basic	164,632	164,975	(0.2)%
Diluted	165,630	165,398	0.1%
Basic earnings per share attributable to common stockholders	$0.25	$0.14	78.6%
Diluted earnings per share attributable to common stockholders	$0.24	$0.13	84.6%
Dividends declared per share	$0.13	$0.11	18.2%
(1) First quarter 2023 was recast to conform to the current presentation of total operating costs. See “Comparisons” for more details.
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a) The following table summarizes digital and print subscription revenues for the first quarters of 2024 and 2023:

	First Quarter
	2024	2023	% Change
Digital-only subscription revenues(1)	$292,978	$258,768	13.2%
Print subscription revenues(2)	136,027	138,774	(2.0)%
Total subscription revenues	$429,005	$397,542	7.9%
(1) Includes revenue from bundled and standalone subscriptions to our news product, as well as to The Athletic and to our Cooking, Games and Wirecutter products.
(2) Includes domestic home-delivery subscriptions, which include access to our digital products. Also includes single-copy, NYT International and Other subscription revenues.

(b) The following table summarizes digital and print advertising revenues for the first quarters of 2024 and 2023:

	First Quarter
	2024	2023	% Change
Advertising revenues:
Digital	$63,026	$61,271	2.9%
Print	40,685	44,970	(9.5)%
Total advertising	$103,711	$106,241	(2.4)%

(c) Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, retail commerce, our live events business, our student subscription sponsorship program and books, television and film. Digital other revenues, which consist primarily of Wirecutter affiliate referral revenue and digital licensing revenues, totaled $35.8 million and $26.1 million for the first quarter of 2024 and 2023, respectively.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER, ARPU AND SUBSCRIPTION REVENUES INFORMATION
(Amounts in thousands, except for ARPU)
We offer a digital subscription package (or “bundle”) that includes access to our digital news product (which includes our news website, NYTimes.com, and mobile and Audio applications), as well as to The Athletic and to our Cooking, Games and Wirecutter products. Our subscriptions also include standalone digital subscriptions to our digital news product, as well as to The Athletic, and our Cooking, Games and Wirecutter products.
The following tables present information regarding the number of subscribers to the Company’s products as well as certain additional metrics. A subscriber is defined as a user who has subscribed (and provided a valid method of payment) for the right to access one or more of the Company’s products. Subscribers with a domestic home-delivery print subscription to The New York Times, which includes access to our digital products, are excluded from digital-only subscribers.

The following table sets forth subscribers as of the end of the five most recent fiscal quarters:

	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Digital-only subscribers:
Bundle and multiproduct(1)(2)	4,550	4,220	3,790	3,300	3,020
News-only(2)(3)	2,500	2,740	3,020	3,320	3,580
Other single-product(2)(4)	2,860	2,740	2,600	2,580	2,420
Total digital-only subscribers(2)(5)	9,910	9,700	9,410	9,190	9,020
Print subscribers(6)	640	660	670	690	710
Total subscribers	10,550	10,360	10,080	9,880	9,730
(1) Subscribers with a bundle subscription or standalone digital-only subscriptions to two or more of the Company’s products.
(2) Includes group corporate and group education subscriptions, which collectively represented approximately 6% of total digital-only subscribers as of the end of the first quarter of 2024. The number of group subscribers is derived using the value of the relevant contract and a discounted subscription rate.

(3) Subscribers with only a digital-only news product subscription.
(4) Subscribers with only one digital-only subscription to The Athletic or to our Cooking, Games or Wirecutter products.
(5) Subscribers with digital-only subscriptions to one or more of our news product, The Athletic, or our Cooking, Games and Wirecutter products.
(6) Subscribers with a domestic home-delivery or mail print subscription to The New York Times, which includes access to our digital products, or a print subscription to our Book Review or Large Type Weekly products.

The sum of individual metrics may not always equal total amounts indicated due to rounding. Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

The following table sets forth ARPU metrics relating to the above digital-only subscriber categories for the five most recent fiscal quarters:

	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Digital-only ARPU:
Bundle and multiproduct	$11.79	$12.13	$12.81	$13.40	$14.33
News-only	$10.88	$10.38	$10.05	$9.29	$8.69
Other single-product	$3.59	$3.56	$3.48	$3.57	$3.67
Total digital-only ARPU	$9.21	$9.24	$9.28	$9.15	$9.04
ARPU metrics are calculated by dividing the digital subscription revenues in the quarter by the average number of digital-only subscribers divided by the number of days in the quarter multiplied by 28 to reflect a 28-day billing cycle. In calculating ARPU metrics, for our subscriber categories (Bundle and multiproduct, News-only and Other single-product), we use the monthly average number of digital-only subscribers (calculated as the sum of the number of subscribers in each category at the beginning and end of the month, divided by two) and for Total digital-only ARPU, we use the daily average number of digital-only subscribers.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER, ARPU AND SUBSCRIPTION REVENUES INFORMATION
(Amounts in thousands)

The following table sets forth the subset of subscribers above who have a digital-only standalone subscription to The Athletic or a bundle subscription that includes the ability to access The Athletic as of the end of the five most recent fiscal quarters:

	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Digital-only subscribers with The Athletic(1)(2)	4,990	4,650	4,180	3,640	3,270
(1) We provide all bundle subscribers with the ability to access The Athletic and all bundle subscribers are included in this metric.
(2) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

We have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit expressed as a percentage of revenues is referred to as adjusted operating profit margin.
Subscription revenues from and expenses associated with our bundle are allocated to NYTG and The Athletic.
Prior to April 1, 2023, we allocated bundle revenues first to our digital news product based on its standalone list price and then the remaining bundle revenues were allocated to the other products in the bundle, including The Athletic, based on their relative standalone list prices. Starting April 1, 2023, we allocate 10% of bundle revenues to The Athletic based on management’s view of The Athletic’s relative value to the bundle, which is derived based on analysis of various metrics.
Prior to April 1, 2023, we allocated to NYTG and The Athletic direct variable expenses associated with the bundle, which include credit card fees, third party fees and sales taxes, based on a historical actual percentage of these costs to bundle revenues. Starting April 1, 2023, we allocate 10% of product development, marketing and subscriber servicing expenses (including the direct variable expenses referenced above) associated with the bundle to The Athletic, and the remaining costs are allocated to NYTG, in each case, in line with the revenues allocations.
For comparison purposes, the Company previously recast segment results for the first quarter of 2023 to reflect the updated allocation methodology.

	First Quarter
	2024	2023(1)(2)	% Change
Revenues
NYTG	$557,394	$532,782	4.6%
The Athletic	37,184	27,957	33.0%
Intersegment eliminations(3)	(563)	—	*
Total revenues	$594,015	$560,739	5.9%
Adjusted operating costs
NYTG	$472,650	$467,495	1.1%
The Athletic	45,874	39,269	16.8%
Intersegment eliminations(3)	(563)	—	*
Total adjusted operating costs	$517,961	$506,764	2.2%
Adjusted operating profit (loss)
NYTG	$84,744	$65,287	29.8%
The Athletic	(8,690)	(11,312)	(23.2)%
Total adjusted operating profit	$76,054	$53,975	40.9%
AOP margin % - NYTG	15.2%	12.3%	290 bps
(1) Recast to reflect the Company’s updated bundle allocation methodology.
(2) Recast to conform to the current presentation of total operating costs. See “Comparisons” for more detail.
(3) Intersegment eliminations (“I/E”) related to content licensing.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

Revenues detail by segment

	First Quarter
	2024	2023(1)	% Change
NYTG
Subscription	$401,370	$374,156	7.3%
Advertising	98,004	102,090	(4.0)%
Other	58,020	56,536	2.6%
Total	$557,394	$532,782	4.6%
The Athletic
Subscription	$27,635	$23,386	18.2%
Advertising	5,707	4,151	37.5%
Other	3,842	420	*
Total	$37,184	$27,957	33.0%

I/E(2)	$(563)	$—	*

The New York Times Company
Subscription	$429,005	$397,542	7.9%
Advertising	103,711	106,241	(2.4)%
Other	61,299	56,956	7.6%
Total	$594,015	$560,739	5.9%
(1) Recast to reflect the Company’s updated bundle allocation methodology.
(2) I/E related to content licensing recorded in Other revenues.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

Adjusted operating costs (operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items) detail by segment

	First Quarter
	2024	2023(1)	% Change
NYTG
Cost of revenue (excluding depreciation and amortization)	$292,457	$284,323	2.9%
Sales and marketing	55,481	58,932	(5.9)%
Product development	54,865	50,832	7.9%
Adjusted general and administrative(2)	69,847	73,408	(4.9)%
Total	$472,650	$467,495	1.1%
The Athletic
Cost of revenue (excluding depreciation and amortization)	$24,973	$22,529	10.8%
Sales and marketing	9,653	8,102	19.1%
Product development	8,320	6,230	33.5%
Adjusted general and administrative(3)	2,928	2,408	21.6%
Total	$45,874	$39,269	16.8%

I/E(4)	$(563)	$—	*

The New York Times Company
Cost of revenue (excluding depreciation and amortization)	$316,867	$306,852	3.3%
Sales and marketing	65,134	67,034	(2.8)%
Product development	63,185	57,062	10.7%
Adjusted general and administrative	72,775	75,816	(4.0)%
Total	$517,961	$506,764	2.2%
(1) Recast to reflect the Company’s updated bundle allocation methodology.
(2) Excludes severance of $4.0 million and multiemployer pension withdrawal costs of $1.6 million for the first quarter of 2024. Excludes severance of $3.3 million and multiemployer pension withdrawal costs of $1.5 million for the first quarter of 2023.

(3) Excludes severance of $0.4 million and $0.5 million for the first quarter of 2024 and 2023, respectively.
(4) I/E related to content licensing recorded in Cost of revenue (excluding depreciation and amortization).
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In this release, the Company has referred to non-GAAP financial information with respect to adjusted diluted EPS, defined as diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items; adjusted operating profit, defined as operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted operating profit margin, defined as adjusted operating profit divided by revenues; adjusted operating costs, defined as operating costs before depreciation, amortization, severance, multiemployer pension withdrawal costs and special items; and free cash flow, defined as net cash provided by operating activities less capital expenditures. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted EPS provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit and adjusted operating profit margin are useful in evaluating the ongoing performance of the Company’s business as they exclude the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating costs provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs, and beginning in the first quarter of 2024, Generative AI Litigation Costs, as well as other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. Management determined to report Generative AI Litigation Costs as a special item and thus exclude them beginning in the first quarter of 2024 because, unlike other litigation expenses which are not excluded, the Generative AI Litigation Costs arise from a discrete, complex and unusual proceeding and do not, in management’s view, reflect the Company’s ongoing business operational performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

The Company considers free cash flow as providing useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet, for strategic opportunities, including investing in the Company’s business and strategic acquisitions, and/or for the return of capital to stockholders in the form of dividends and stock repurchases.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted EPS excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted EPS and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands, except per share data)

Reconciliation of diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS)

	First Quarter
	2024	2023	% Change
Diluted EPS	$0.24	$0.13	84.6%
Add:
Amortization of acquired intangible assets	0.04	0.04	*
Severance	0.03	0.02	50.0%
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	*
Other components of net periodic benefit costs	0.01	—	*
Special items:
Generative AI Litigation Costs	0.01	—	*
Income tax expense of adjustments	(0.02)	(0.02)	*
Adjusted diluted EPS(1)	$0.31	$0.19	63.2%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	First Quarter
	2024	2023	% Change
Operating profit	$48,319	$27,900	73.2%
Add:
Depreciation and amortization	20,706	20,840	(0.6)%
Severance	4,428	3,780	17.1%
Multiemployer pension plan withdrawal costs	1,612	1,455	10.8%
Generative AI Litigation Costs	989	—	*
Adjusted operating profit	$76,054	$53,975	40.9%
Divided by:
Revenues	$594,015	$560,739	5.9%
Operating profit margin	8.1%	5.0%	310 bps
Adjusted operating profit margin	12.8%	9.6%	320 bps
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

Reconciliation of total operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating costs)

	First Quarter
	2024				2023(1)(2)
	NYTG	The Athletic	I/E(3)	Total	NYTG	The Athletic	Total	% Change
Total operating costs	$493,275	$52,984	$(563)	$545,696	$486,285	$46,554	$532,839	2.4%
Less:
Depreciation and amortization	14,025	6,681	—	20,706	14,006	6,834	20,840	(0.6)%
Severance	3,999	429	—	4,428	3,329	451	3,780	17.1%
Multiemployer pension plan withdrawal costs	1,612	—	—	1,612	1,455	—	1,455	10.8%
Generative AI Litigation Costs	989	—	—	989	—	—	—	*
Adjusted operating costs	$472,650	$45,874	$(563)	$517,961	$467,495	$39,269	$506,764	2.2%
(1) Recast to reflect the Company’s updated bundle allocation methodology.
(2) Recast to conform to the current presentation of total operating costs. See “Comparisons” for more detail.
(3) I/E related to content licensing.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of net cash provided by/(used in) operating activities before capital expenditures (or free cash flow)

	Three Months
	2024	2023
Net cash provided by operating activities	$53,079	$50,730
Less: Capital expenditures	(6,424)	(5,985)
Free cash flow	$46,655	$44,745